NEWS RELEASE

FOR IMMEDIATE RELEASE	Thursday, September 2, 2004

GRANITE FALLS COMMUNITY ETHANOL PLANT, LLC
RECEIVES THE MINIMUM REQUISITE FUNDS
FOR ITS INITIAL PUBLIC OFFERING

     Granite Falls, Minnesota — Granite Falls Community Ethanol Plant, LLC, a Minnesota limited liability company, announced that as of August 31, 2004, its escrow agent had received subscription proceeds of over $19 million from the sale of membership units in the company’s initial public offering. The escrowed funds include $6,500,000 and $2,500,000 received from Glacial Lakes Energy, LLC and Fagen, Inc, respectively, two significant investors. These funds exceed the $18 million minimum required by August 31, 2004 under the terms of the company’s offering.

     Paul Enstad, Chairman of the company, stated, “We thank our investors for their financial support and confidence in our ethanol project. We have received a commitment letter from First National Bank of Omaha for the debt portion of our project financing. We have scheduled additional investment meetings on Thursday, September 9, at 1:00 p.m., in Watertown, SD at the Elks Club and on Friday, September 10, at 1:00 p.m., at the Prairie’s Edge Casino near Granite Falls, MN. We plan to finalize the terms of our debt financing after these meetings.”

     For further information, contact our office at (320) 564-3100.

This press release does not constitute an offer to sell, nor a solicitation of an offer to buy, our securities. Any offer is solely by our prospectus.

Forward-Looking Statements

     This press release contains forward-looking statements that involve future events, our future performance and our expected future operations and actions. In some cases you can identify forward-looking statements by the use of words such as “may,” “should,” “anticipate,” “believe,” “expect,” “plan,” “future,” “intend,” “could,” “estimate,” “predict,” “hope,” “potential,” “continue,” or the negative of these terms or other similar expressions. These forward-looking statements are only our predictions and involve numerous assumptions, risks and uncertainties. Our actual results or actions may differ materially from these forward-looking statements for many reasons, including the risks described in our filings with the U.S. Securities and Exchange Commission. We recommend that you read our filings carefully. In particular, we cannot assure that we can timely raise the additional funds in our public offering necessary to close on our offering, that we will receive the requisite debt financing for our project or that we can build and profitably operate our planned ethanol plant.